Exhibit 99
NEWS

FOR IMMEDIATE RELEASE

Contacts:    Al Scott             Mark Nogal
    Media Relations     Investor Relations
        (847) 402-5600            (847) 402-2800

Allstate Announces Redemption of Series G Preferred Stock

NORTHBROOK, Ill., Feb. 17, 2023 – As part of Allstate’s priority to effectively manage our capital, The Allstate Corporation (NYSE: ALL) today announced that on April 17, 2023, it will redeem all of its outstanding Series G Preferred Stock at par for a total redemption payment of $575 million. The dividend rate of the securities to be redeemed is 5.625%.

The redemption will include all 23,000 shares of its Fixed Rate Noncumulative Perpetual Preferred Stock, Series G, as well as the corresponding Depositary Shares, each representing a 1/1,000th interest in a share of the Preferred Stock.

The Depositary Shares are currently traded on the New York Stock Exchange under the symbol “ALL PR G” (CUSIP No. 020002127). The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share.

On April 17, 2023, a dividend in the amount of $0.3515625 per Series G Depository Share will be paid in cash to holders of record at the close of business on March 31, 2023. On and after the redemption date, the Series G Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on it.

The Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Equiniti Trust Company, Allstate’s redemption agent for the Depositary Shares. Questions about the notice of redemption and related materials should be directed to EQ Shareowner Services by mail at P.O. Box 64858, St. Paul, MN, 55164-0858, Attention: Corporate Actions; by overnight courier at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN, 55120-4100, Attention: Corporate Actions.

This news release does not constitute a notice of redemption under the certificate of designations governing the Series G Preferred Stock or the deposit agreement governing the Depositary Shares and is qualified in its entirety by reference to the notice of redemption issued by The Allstate Corporation.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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